Exhibit 10.4

COLLECTIVE BRANDS, INC.

2011 DISCRETIONARY CASH AWARD AGREEMENT

Pursuant to the terms and conditions of the Collective Brands, Inc. Incentive Compensation Plan (the “Plan”), you have been granted the cash award outlined below:

Granted to:	name SSN

Grant Date:	date

Amount Granted:	$$

Vesting Schedule:	Cliff vest on the third anniversary of the grant date.

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TERMS AND CONDITIONS

The Committee under the Collective Brands, Inc. Incentive Compensation Plan (the “Plan”) of Collective Brands, Inc., a Delaware corporation, has approved granting Executive a discretionary cash award on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.	Discretionary Cash Award.

(a)	If Executive remains employed by the Company until the third anniversary of the Effective Date (“the Payment Date”), the Company shall pay Executive a lump sum equal to the amount specified on the previous page, less applicable taxes and withholding, on the next regularly scheduled pay period thereafter. If Executive is not employed by the Company (for any reason) on the Payment Date, the Company shall have no obligation to make the referenced payment and Executive shall have no right to it.

(b)	If Executive leaves the Company (for any reason), and violates the post-termination confidentiality, non-competition or non-solicitation obligations under Executive’s Employment Agreement, Noncompetition and Company Work Product Agreement, Invention, or Non-Competition and Non-Disclosure Agreement, as applicable, the Company shall have the right to recover the referenced payment, along with reasonable expenses and attorney fees incurred by the Company to protect or enforce its rights under this Agreement, and any other remedies provided by law.

2.	Non-Benefit Bearing Payment. The amount paid (or to be paid) under Paragraph 1 of this Agreement shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any bonus or incentive plan, retirement plan, insurance plan, or other Executive benefit plan maintained by the Company.

3.	Amendment. This Agreement may not be changed, amended, or modified in any manner except by an instrument in writing signed by both of the parties hereto.

4.	Applicability of Other Agreements. All other terms, conditions or privileges of Executive’s employment, including the post-termination obligations under Executive’s Employment Agreement, Noncompetition and Company Work Product Agreement, or Invention, Non-Competition and Non-Disclosure Agreement, as applicable, shall remain in full force and effect, and are incorporated herein by reference.

5.	Entire Agreement. This Agreement contains the entire understanding of the parties regarding the payment of a discretionary cash award and supersedes in all respects all agreements, arrangements or understandings, whether oral or written, between Executive and the Company regarding the payment of a discretionary cash award.

6.	Choice of Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas. This Agreement is to be performed at least in part in Shawnee County, Kansas, and venue for any action to enforce this Agreement shall be in the Kansas District Court, Shawnee County, Kansas.

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